For Further Information:

Big Dog Holdings, Inc.
121 Gray Avenue
Santa Barbara, California 93101
www.bigdogs.com
www.walkingco.com
CONTACT:
Laura Russell
Investor Information
(805) 963-8727, ext. 1360
laurar@bigdogs.com

For Immediate Release:
November 9, 2004

      Big Dog Holdings, Inc. Announces Third Quarter 2004 Financial Results

Santa Barbara, California - November 9, 2004... Big Dog Holdings, Inc. (NASDAQ:
BDOG; www.bigdogs.com; www.thewalkingcompany.com), a developer and retailer of branded, lifestyle consumer products, today reported the financial results for the third quarter ended September 30, 2004. The results for the third quarter include assets and operations of The Walking Company ("TWC") which business was acquired on March 3, 2004. TWC is the leading specialty retailer of high-quality, technically designed comfort shoes and accessories.

For the quarter ended September 30, 2004, consolidated net sales were $42,695,000 as compared with $29,487,000 in the third quarter 2003. Our consolidated net sales increased 45%, primarily due to the addition of approximately $16 million of revenue from our new TWC operations. The Company had a total of 261 stores opened (188 Big Dog stores and 73 Walking Company stores) at the end of the period, as compared with 198 Big Dogs stores on September 30, 2003. Comparative store sales declined 0.7% for the quarter (7.1% decline for the Big Dogs chain and 12.2% increase for the TWC chain.) Consolidated gross profit increased to $23,433,000 in the third quarter 2004 as compared with $16,829,000 in the third quarter 2003. The increase in consolidated gross profit is the result of contributions from TWC. Big Dogs' gross margin for the period increased to 58.0%, as compared to last year's margin of 57.1%, and the gross margin for the TWC chain was 49.7%.

Consolidated operating expenses in the third quarter 2004 were $21,174,000, or 49.6% of consolidated net sales, compared to $13,579,000 or 46.1% in 2003. Operating expenses grew as a percentage of sales primarily as a result of the negative operating leverage associated with seasonally low sales at TWC and the decrease in revenue at Big Dogs. The consolidated net income decreased to $1,284,000 in 2004 as compared to $1,947,000 for the third quarter 2003. Fully diluted net income per share decreased to $.13 per share as compared with $.24 per share last year due to the decrease in consolidated net income and approximately 20% increase in the number of fully diluted shares outstanding this quarter.

Andrew Feshbach, Chief Executive Officer, stated, "We are very pleased with the advances we have made to date regarding the turnaround and integration of the Walking Company. The third quarter saw a substantial amount of progress in bringing those efforts to a conclusion. Our earnings declined primarily as a result of a drop in sales in August at the Big Dog chain and as a result of the negative operating leverage. Traffic in our malls declined sharply, possibly as a result of high gas prices, reduced tourism, severe weather in the Southeast or other variables. Sales have gotten off to an excellent start in the 4th quarter and we look forward to a good holiday selling season."


Big Dog Holdings, Inc. consists of Big Dogs and The Walking Company. Big Dogs develops, markets and retails a branded, lifestyle collection of unique, high-quality, popular-priced consumer products, including activewear, casual sportswear, accessories and gifts. The BIG DOGS(R) brand image is one of quality, value and fun. The BIG DOGS(R) brand is designed to appeal to people of all ages and demographics, particularly baby boomers and their kids, big and tall customers, and pet owners. In addition to its 188 retail stores, Big Dogs markets its products through its catalog, internet and corporate sales accounts. The Walking Company is a leading independent specialty retailer of high quality, technically designed comfort shoes and accessories that features premium brands such as ECCO, Mephisto, Dansko, Birkenstock and Merrell among many others. These products have particular appeal to one of the largest and most rapidly growing demographics in the nation. The Walking Company operates 73 stores in premium malls across the nation.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995- With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. The actual future sales and other results of the Company could differ significantly from those statements. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission.

                                BIG DOG HOLDINGS, INC. AND SUBSIDIARIES
                                CONSOLIDATED BALANCE SHEETS (Unaudited)



                                                                                            September 30,
                                                                               ----------------------------------------
                                                                                     2004                  2003
                                                                               ------------------   -------------------

                                                          ASSETS
CURRENT ASSETS:
      Cash and cash equivalents                                                       $2,330,000              $576,000
      Account receivable, net                                                            403,000               257,000
      Inventories                                                                     51,791,000            33,319,000
      Prepaid expenses and other
         current assets                                                                1,214,000             1,238,000
      Deferred income taxes                                                            1,287,000               960,000
                                                                               ------------------   -------------------
            Total current assets                                                      57,025,000            36,350,000
PROPERTY AND EQUIPMENT, Net                                                           10,520,000             4,404,000
INTANGIBLE ASSETS, Net                                                                   172,000               115,000
DEFERRED INCOME TAXES                                                                  1,292,000               968,000
OTHER ASSETS                                                                             420,000               285,000
                                                                               ------------------   -------------------
TOTAL                                                                                $69,429,000          $ 42,122,000
                                                                               ==================   ===================



                               LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
      Short-term borrowings                                                          $15,628,000           $ 2,873,000
      Accounts payable                                                                 7,720,000             4,397,000
      Income taxes payable                                                               452,000
      Accrued expenses and other current liabilities                                   5,235,000             2,579,000
                                                                               ------------------   -------------------
            Total current liabilities                                                 29,035,000             9,849,000
NOTES PAYABLE                                                                            530,000                   ---
CAPITAL LEASE OBLIGATIONS                                                                298,000                   ---
DEFERRED RENT                                                                            953,000               627,000
DEFERRED GAIN ON SALE-LEASEBACK                                                          261,000               314,000
                                                                               ------------------   -------------------
      Total liabilities                                                               31,077,000            10,790,000
STOCKHOLDERS' EQUITY                                                                  38,352,000            31,332,000
                                                                               ------------------   -------------------
      TOTAL                                                                          $69,429,000          $ 42,122,000
                                                                               ==================   ===================

                                CONSOLIDATED STATEMENTS OF OPERATIONS
                                                (Unaudited)

                                                        Three Months Ended                 Nine Months Ended
                                                            September 30,                    September 30,
                                                ----------------------------------   --------------------------------
                                                       2004             2003             2004              2003
                                                --------------    ----------------   --------------     -------------
NET SALES                                       $  42,695,000     $  29,487,000      $105,619,000         $69,049,000
COST OF GOODS SOLD                                 19,262,000         12,658,000       47,934,000          29,899,000
                                                -------------     ----------------   --------------     -------------
GROSS PROFIT                                       23,433,000        16,829,000       57,685,000          39,150,000
                                                -------------     ----------------   --------------     -------------
OPERATING EXPENSES:
  Selling, marketing and distribution              19,363,000        12,390,000       52,371,000          35,584,000
  General and administrative                        1,811,000         1,189,000        5,544,000           3,723,000
                                                -------------     ----------------   --------------     -------------
    Total operating expenses                       21,174,000        13,579,000       57,915,000          39,307,000
                                                -------------     ----------------   --------------     -------------
INCOME (LOSS) FROM OPERATIONS                       2,259,000         3,250,000         (230,000)           (157,000)
OTHER INCOME                                               -                -             82,000                1,000
INTEREST EXPENSE, NET                                (187,000)         ( 75,000)        (594,000)            (240,000)
                                                -------------     ----------------   --------------     -------------
INCOME (LOSS) BEFORE PROVISION
   (BENEFIT) FOR INCOME TAXES                       2,072,000         3,175,000         (742,000)           (396,000)
PROVISION (BENEFIT) FOR INCOME
   TAXES                                              788,000         1,228,000         (281,000)           (151,000)
                                                -------------     ----------------   --------------     -------------
NET INCOME (LOSS)                               $   1,284,000     $   1,947,000      $  (461,000)       $   (245,000)
                                                =============     ================   ==============     =============
NET INCOME (LOSS) PER SHARE
   BASIC                                        $        0.14     $        0.24      $     (0.05)       $      (0.03)
                                                =============     ================   ==============     =============
   DILUTED                                      $        0.13     $        0.24      $     (0.05)       $      (0.03)
                                                =============     ================   ==============     =============
WEIGHTED AVERAGE SHARES OUTSTANDING:


   BASIC                                            9,189,000         8,264,000         8,568,000           8,328,000
                                                =============     ================   ==============     =============
   DILUTED                                          9,633,000         8,265,000         8,568,000           8,328,000
                                                =============     ================   ==============     =============